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Exhibit 3.64

STATE OF NORTH CAROLINA
Department of the Secretary of State

ARTICLES OF INCORPORATION

Pursuant to §55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

1.
The name of the corporation is: LONG TERM CARE—NORTH CAROLINA, INC.

2.
The number of shares the corporation is authorized to issue is: 1,000.

        These shares shall be: (check either a or b)

a. ☒	all of one class, designated as common stock; or
b. ☐	divided into classes or series within a class as provided in the attached schedule, with the information required by N.C.G.S. Section 55-6-01.
3.
The street address and county of the initial registered office of the corporation is:

        Number and Street        225 Hillsborough Street

        City, State, Zip Code        Raleigh, North Carolina 27603 County Wake

4.
The mailing address if different from the street address of the initial registered office is:       n/a

5.
The name of the initial registered agent is: C T CORPORATION SYSTEM

6.
Any other provisions which the corporation elects to include are attached.

7.
The name and address of each incorporator is as follows:

    Stuart D. Logan, Esq.
    39577 Woodward Avenue, Suite 300
    Bloomfield Hills, MI 48304-2820

8.
These articles will be effective upon filing, unless a date and/or time is specified:

        This the 17th day of August, 2001

/s/ STUART D. LOGAN Signature
Incorporator Type or Print Name and Title

NOTES:

1.
Filing fee is $125. This document and one exact or conformed copy of these articles must be filed with the Secretary of State.                     (Revised October, 1997)
CORPORATION DIVISION	300 N. SALISBURY STREET	RALEIGH, NC 27603-5909

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STATE OF NORTH CAROLINA Department of the Secretary of State ARTICLES OF INCORPORATION